EMPLOYMENT AGREEMENT

This employment agreement ("Agreement") is made and entered into as of this date by and between In-House Rehab Corporation, a Colorado corporation
("Corporation"), and Nicole Perry ("Employee").

WHEREAS, Corporation and Employee desire that the term of this Agreement begin on June 9, 1997 ("Effective Date").

WHEREAS, Corporation desires to employ Employee as Vice President Corporate Finance, and Employee is willing to accept such employment by Corporation, on the terms and subject to the conditions set forth in this Agreement.

NOW THEREFORE, IT IS AGREED AS FOLLOWS:

Section 1. Duties. During the term of this Agreement, Employee agrees to be employed by and to serve Corporation, as Vice President Corporate Finance and Corporation agrees to employ and retain Employee in such capacity. Employee shall devote a substantial portion of her business time, energy, and skill to the
affairs of the Corporation as Employee shall report to the Corporation's Chief Financial Officer and at all times during the term of this Agreement shall have powers and duties at least commensurate with her position as Vice President Corporate Finance.

Section 2.    Term of Employment.

2.1 Definitions. For the purposes of this Agreement the following terms shall have the following meanings:

         2.1.1 Voluntary Termination" shall mean termination by Employee of Employee's employment by Corporation other than (I) "Termination Upon a Change in Control," and (ii) termination by reason of Employee's death as described in
Section  2.4.

         2.1.2 "Termination Upon a Change in Control" shall mean a termination by
Employee of Employee's employment with Corporation within 120 days preceding or following a "Change in Control."

         2.1.3 "Change in Control" shall mean (I) the time that Corporation first determines that any person and all other persons who constitute a group (within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934 ("Exchange
Act")) have acquired direct or indirect beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of twenty percent (20%) or more of Corporation's outstanding securities.

2.2 Initial Term. The term of employment of Employee by Corporation shall be for a period of one (1) year beginning with Effective Date, unless terminated earlier pursuant to this Agreement. At any time, Corporation and Employee may by mutual written agreement extend or modify the term of Employee's employment under the terms of this Agreement.

2.3 Termination. Termination may be effected by Corporation at any time during the term of this Agreement after written notification to Employee pursuant to
Section 2.7 hereof. Upon Termination, Employee shall promptly be paid all accrued salary, bonus compensation to the extent earned, vested deferred compensation (other than pension play or profit sharing plan benefits which will be paid in accordance with the applicable plan), any benefits under any plans of the Corporation in which Employee is a participant to the full extent of Employee's rights under such plans, accrued vacation pay and any appropriate business expenses incurred by Employee in connection with her duties hereunder, all to the date of termination, but Employee shall not be paid any other compensation or reimbursement of any kind, including without limitation, severance compensation

2.4 Death. In the event of Employee's death during the term of this Agreement,
Employee's employment shall be deemed to have terminated as of the last day of the month during which her death occurs and Corporation shall promptly pay to her estate or such beneficiaries as Employee may from time to time designate all accrued salary, bonus compensation to the extent earned, vested deferred compensation (other than pension plan or profit sharing plan benefits which will be paid in accordance with the applicable plan), any benefits under any plans of the Corporation in which Employee is a participant to the full extent of Employee's rights under such plans, accrued vacation pay and any appropriate business expenses incurred by Employee in connection with her duties hereunder, all to the date of termination. The Employee's estate shall not be paid any other compensation, including without limitation, severance compensation.

2.5 Voluntary Termination. In the event of a Voluntary Termination, Corporation shall promptly pay all accrued salary, bonus compensation to the extent earned, vested deferred compensation (other than pension plan or profit sharing plan benefits which will be paid in accordance with the applicable plan),
any benefits under any plans of the Corporation in which Employee is a participant to the full extent of Employee's rights under such plans, accrued vacation pay and any appropriate business expenses incurred by Employee in connection with her duties hereunder, all to the date of termination, but no other compensation or reimbursement of any kind, including without limitation, severance compensation.

2.6 Termination Upon a Change in Control. In the event of a Termination Upon a Change in Control, Employee shall immediately be paid all accrued salary, bonus compensation to the extent earned, vested deferred compensation (other than pension plan or profit sharing plan benefits which will be paid in accordance with the applicable plan), any benefits under any plans of the Corporation in which Employee is a participant to the full extent of Employee's rights under such plans (including accelerated vesting, if any, of any awards granted to Employee under Corporation's Stock Option Plan), accrued vacation pay and any appropriate business expenses incurred by Employee in connection with her duties hereunder, all to the date of termination, and all severance compensation provided in Section 4.1, but no other compensation or reimbursement of any kind.

2.7 Notice of Termination. Corporation may effect a termination of this Agreement pursuant to the provisions of this Section upon giving thirty (30) days' written notice to Employee of such termination. Employee may effect a termination of this Agreement pursuant to the provisions of this Section upon giving thirty (30) days' written notice to Corporation of such termination.

Section 3.    Salary, Benefits and Bonus Compensation.

3.1 Base Salary. As payment for the services to be rendered by Employee as provided in Section 1 and subject to the terms and conditions of Section 2, Corporation, through its subsidiary, In-House Rehab, Inc., agrees to pay to Employee a "Base Salary" at the rate of $72,500.00 per annum payable in twenty-six equal, bi-weekly installments of $2,788.46. Employee's Base
Salary shall be
reviewed annually by the Compensation Committee of the Board of Directors ("Compensation Committee"), and the Base Salary for each year (or portion thereof) beginning January 1, 1998 shall be determined by the Compensation Committee. In addition, the employee shall receive 25,000 options to purchase common stock of the Corporation at the bid price in accordance with Corporations stock option plan. Said Options will remain in effect for a period of three (3) years, 12,500 will vest immediately, and the remainder will vest after one year from the date hereof.

3.2 Bonuses. Employee shall be eligible to receive bonuses for each year (or portion thereof) during the term of this Agreement and any extensions thereof, in accordance with the executive bonus plan adopted by the Corporation. The target bonus shall be seventeen and one-half percent (17.5%).

3.3 Additional Benefits. During the term of this Agreement, Employee shall be entitled to the following fringe benefits:

         3.3.1 Employee Benefits. Employee shall be eligible to participate in such of Corporation's benefits and deferred compensation plans as are now generally available or later made generally available to executive officers of the Corporation, including, without limitation, Corporation's Stock Option Plan, profit sharing plans, dental and medical plans, and disability insurance. For purposes of establishing the length of service under any benefit plans or programs of Corporation, Employee's employment with the Corporation will be deemed to have commenced on June 9, 1997.

         3.3.2 Vacation. Employee shall be entitled to vacation in accordance with the Corporation s policy, but shall be entitled to a minimum of three (3) weeks vacation anytime after being employed by the Corporation for three (3) years.

         3.3.4 Automobile/Parking Allowance. For the term of this agreement and any extensions thereof the corporation shall provide officer with an automobile allowance in the amount of $350.00 per month after taxes, and shall be issued a parking space near the Corporation s premises upon availability, or, in the alternative, given a parking allowance in the amount of $50.00 per month.

         3.3.5 Reimbursement for Expenses. Corporation shall reimburse Employee for reasonable and properly documented out-of-pocket business and/or entertainment expenses incurred by Employee in connection with her duties under this Agreement.

Section 4.    Severance Compensation.

4.1 Severance Compensation in the Event of a Termination Upon a Change in Control. In the event Employee's employment is terminated in a Termination Upon a Change in Control, Employee shall be paid as severance compensation her Base Salary (at the rate payable at the time of such termination), for a period of six
(6) months, however, if Employee is employed by a new employer during such period, the severance compensation payable to Employee during such period will be reduced by the amount of compensation that Employee actually receives from the new employer. Employee shall also be entitled to an accelerated vesting of any awards granted to Employee under the Corporation's Stock Option Plan to the extent provided in the stock option agreement entered into at the time of grant.
Employee shall continue to accrue retirement benefits and shall continue to enjoy any benefits under any plans of the Corporation in which Employee is a participant to the full extent of Employee's rights under such plans, including any perquisites provided under this Agreement, for the same period, and in direct proportion to the Severance received hereunder; provided, however, that the benefits under any such plans of the Corporation in which Employee is a participant, including any such perquisites, shall cease upon re-employment by a new employer.

4.2 No Severance Compensation Upon Other Termination. In the event of a Voluntary Termination, or other termination of Employment, Employee or her estate shall not be paid any severance compensation.

Section 5. Payment Obligations. Corporation's obligation to pay Employee the compensation and to make the arrangements provided herein shall be unconditional, and Employee shall have no obligation whatsoever to mitigate damages hereunder. If litigation after a Change in Control shall be brought to enforce or interpret any provision contained herein, Corporation, to the extent permitted by applicable law and the Corporations' Articles of Incorporation and Bylaws, hereby indemnifies Employee for Employee's reasonable attorneys' fees and disbursements incurred in such litigation.

Section 6. Confidentiality. Employee agrees that all confidential and proprietary information relating to the business of Corporation shall be kept and treated as confidential both during and after the term of this Agreement, except as may be permitted in writing by Corporation's Board of Directors or as such information is within the public domain or comes within the public domain without any breach of this Agreement.

Section 7. Withholdings. All compensation and benefits to Employee hereunder shall be reduced by all federal, state, local and other withholdings and similar taxes and payments required by applicable law.

Section 8. Indemnification. In addition to any rights to indemnification to which Employee is entitled to under the Corporation's Articles of Incorporation and Bylaws, Corporation shall indemnify Employee at all times during and after the term of this Agreement to the maximum extent permitted under Kentucky Business Corporation Act or any successor provision thereof and any other applicable state law, and shall pay Employee's expenses in defending any civil or criminal action, suit, or proceeding in advance of the final disposition of such action, suit or proceeding, to the maximum extent permitted under such applicable state laws.

Section 9. Notices. Any notices permitted or required under this Agreement shall be deemed given upon the date of personal delivery or forty-eight (48) hours after deposit in the United States mail, postage fully prepaid, return receipt requested, addressed to the Corporation at:

         325 West Main Street   Suite 1400 B
         Louisville, Kentucky 40202

addressed to the Employee at:




or at any other address as any party may, from time to time, designate by notice given in compliance with this Section.

Section 10. Law Governing. this Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Kentucky.

Section 11. Titles and Captions. All section titles or captions contained in this Agreement are for convenience only and shall not be deemed part of the context nor effect the interpretation of this Agreement.

Section 12. Entire Agreement. this Agreement contains the entire understanding between and among the parties and supersedes any prior understandings and agreements among them respecting the subject matter of this Agreement.

Section 13. Agreement Binding. this Agreement shall be binding upon the heirs, executors, administrators, successors and assigns of the parties hereto.

Section 14. Attorney Fees. In the event an arbitration, suit or action is brought by any party under this Agreement to enforce any of its terms, or in any appeal therefrom, it is agreed that the prevailing party shall be entitled to reasonable attorneys fees to be fixed by the arbitrator, trial court, and/or appellate court.

Section 15. Computation of Time. In computing any period of time pursuant to this Agreement, the day of the act, event or default from which the designated period of time begins to run shall be included, unless it is a Saturday, Sunday, or a legal holiday, in which event the period shall begin to run on the next day which is not a Saturday, Sunday, or legal holiday, in which event the period shall run until the end of the next day thereafter which is not a Saturday, Sunday, or legal holiday.

Section 16. Pronouns and Plurals. All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, neuter, singular, or plural as the identity of the person or persons may require.

Section 17. Arbitration. If at any time during the term of this Agreement any dispute, difference, or disagreement shall arise upon or in respect of the Agreement, and the meaning and construction hereof, every such dispute, difference, and disagreement shall be referred to a single arbiter agreed upon by the parties, or if no single arbiter can be agreed upon, an arbiter or arbiters shall be selected in accordance with the rules of the American Arbitration Association and such dispute, difference, or disagreement shall be settled by arbitration in accordance with the then prevailing commercial rules of the American Arbitration Association, and judgment upon the award rendered by the arbiter may be entered in any court having jurisdiction thereof.

Section 18. Presumption. this Agreement or any section thereof shall not be construed against any party due to the fact that said Agreement or any section thereof was drafted by said party.

Section 19. Further Action. The parties hereto shall execute and deliver all documents, provide all information and take or forbear from all such action as may be necessary or appropriate to achieve the purposes of the Agreement.

Section 20. Parties in Interest. Nothing herein shall be construed to be to the benefit of any third party, nor is it intended that any provision shall be for the benefit of any third party.

Section 21. Savings Clause. If any provision of this Agreement, or the application of such provision to any person or circumstance, shall be held invalid, the remainder of this Agreement, or the application of such provision to persons or circumstances other than those as to which it is held invalid, shall not be affected thereby.

Section 22. Separate Counsel. The parties acknowledge that the Corporation has been represented in this transaction by outside counsel, and that the Employee has not been represented in this transaction by the Corporation's attorneys, and the Employee has been advised that it is important for the Employee to seek separate legal advise and representation in this matter.

Date:
  In-House Rehab Corporation
   a Colorado Corporation

      by:/s/ Robert J. Babine
         Robert J. Babine, CFO

         /s/ Nicole Perry
         Nicole Perry, Personally